February 26, 2015
Edward Andrle
By hand

Re:    Change in Control Severance Payment

Dear Edward:

SV\1460909.6

Reference is hereby made to that certain employment letter from Sorin Group (the “Company”) to you, dated August 30, 2010 (the “Employment Letter”), and that certain letter from the Company to you regarding your expatriate assignment, dated December 29, 2010, as such expatriate assignment letter was amended on July 23, 2014 (the “Expatriate Assignment Letter” and collectively with the Employment Letter, the “Original Letters”, and the Original Letters, collectively with this letter, the “Letters”). Capitalized terms used but not defined herein shall have the meanings set forth in the Original Letters. The Company desires to make certain changes to the Original Letters in connection with the contemplated merger transaction involving the Company and Cyberonics, Inc., a Delaware corporation (the “Contemplated Transaction”). If the Contemplated Transaction does not close prior to February 26, 2016, this letter shall be null ab initio.
Severance
Pursuant to Section 3 of the Employment Letter, the Company has agreed to provide you with severance pay in the amount of 12 months of your base salary in the event that your employment is terminated by the Company for any reason (including change in control of the Company or a sale, merger or consolidation of the business) other than for Good Cause (within the meaning of the Employment Letter), or should you choose to terminate employment for Good Reason (within the meaning of the Employment Letter). The Company hereby agrees that, if your employment is terminated by the Company other than for Good Cause within the two years following the closing of the Contemplated Transaction, the amount of your severance pay will increase to equal two times the sum of your base salary and your target bonus. Payment of such severance amount is contingent upon your execution of a full and complete release in the Company’s customary form within 21 days (or 45 days if such longer period is required under applicable law) after the date of termination and such release becoming effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period. Subject to the holdback provisions described herein, such payment will be made in a lump sum on the 60th day following your termination of employment, provided that the release has become effective during such 60-day period following any applicable revocation period.
In addition, upon a termination of your employment within two years following the closing of the Contemplated Transaction described in the previous paragraph, all of your equity-based awards other than any such awards to be granted to you upon consummation of the Contemplated Transaction will fully vest, with the performance criteria for performance-based awards deemed to be met at the 100% level. (Any equity-based awards granted to you upon consummation of the Contemplated Transaction will vest on a prorated basis upon such a termination of employment, as will be further described in the award agreement governing such grants.) In addition, upon such a termination of your employment, any lock-up period applicable with respect to your equity awards will terminate.
Section 280G Parachute Payments – “Best Net”
Notwithstanding any other provisions of this letter, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with the Contemplated Transaction or the termination of your employment, whether pursuant to

SV\1460909.6

the terms of this letter or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code, as amended (the “Code”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (x) reduction of any payment or benefits otherwise payable to you that are exempt from Section 409A of the Code and (y) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code.
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
Section 409A

SV\1460909.6

The parties hereto acknowledge and agree that, to the extent applicable, the Letters shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A (the “Section 409A”) of the Code. Notwithstanding anything herein to the contrary, no provision of the Letters shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company or any of its affiliates, employees or agents. Notwithstanding anything herein to the contrary, with respect to any amounts payable under the Letters that the Company determines constitute “nonqualified deferred compensation” within the meaning of Section 409A: (i) any such termination or other similar payments and benefits shall be payable to you only if your termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which you may be entitled under the Letters (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to you prior to the earlier of (x) the expiration of the six-month period measured from the date of your “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of your death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments and benefits due under the Letters shall be provided as otherwise specified herein; (iii) the determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any installment payments under the Letters or otherwise are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that you may be eligible to receive shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to you under the Letters are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, and your right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

SV\1460909.6

The effect of this Letter is conditioned upon and expressly subject to the approval of the Contemplated Transaction by the Extraordinary Shareholders Assemblies of Sorin and Cyberonics, respectively, and the successful Closing of the Contemplated Transaction, as contemplated in the relevant contractual documentation supporting the Contemplated Transaction (which include the satisfaction of regulatory and other Closing conditions).
This letter shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the state of Colorado. Except as specifically addressed above, the

Original Letters shall remain in full force and effect and the provisions thereof are hereby incorporated by reference.
Very truly yours,

Sorin Group

By: _______________________________
Name & Title: ______________________

Please sign below to acknowledge your acceptance of the terms of this letter.

_________________________________
Edward Andrle

SV\1460909.6